Exhibit 99.1

Contact:	Joseph F. Furlong	or	Stephen L. Clanton
	President and CEO		Executive VP & CFO
	(615) 221-8884		(615) 221-8884
Primary Contact
     For Immediate Release
AMERICAN HOMEPATIENT REPORTS FINANCIAL RESULTS FOR
THE FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2007

BRENTWOOD, Tenn. (March 12, 2008) — American HomePatient, Inc. (OTCBB: AHOM), one of the nation’s largest home health care providers, today announced its financial results for the fourth quarter and year ended December 31, 2007.
Revenues for the fourth quarter of 2007 were $71.5 million compared to $83.1 million for the fourth quarter of 2006, representing a decrease of $11.6 million, or 14.0%. Revenues for the year ended December 31, 2007 were $293.0 million compared to $321.8 million for the same period in 2006, representing a decrease of $28.8 million, or 8.9%. A significant portion of the revenue decrease for the fourth quarter and year ended December 31, 2007 was due to a planned decrease in revenues associated with non-focus product lines, such as non-respiratory durable medical equipment and infusion therapy. Also contributing to the decrease in revenues was the effect of Company initiatives implemented in late 2006 to improve patient co-pay collections and provide appropriate service levels to patients. The Company believes most of the revenue lost as a result of these initiatives was unprofitable. The Company’s revenue was also negatively affected in the current year by temporary disruptions in certain sales and marketing processes during the Company’s implementation of various operational initiatives, which have resulted in improved operating efficiencies and reduced costs. In addition, Medicare reimbursement reductions implemented in 2007 reduced revenues in the current year by approximately $4.6 million.

Operating expenses declined in the fourth quarter of 2007 compared to the fourth quarter of 2006 by approximately $0.9 million, or 2.5%. Operating expenses for the year ended December 31, 2007 compared to the same period in 2006 declined by $10.5 million, or 7.0%. These decreases were primarily the result of improved operating efficiencies and the resulting reduced costs.
Earnings before interest, taxes, depreciation, and amortization (EBITDA) is a non-GAAP financial measurement that is calculated as net income excluding interest, taxes, depreciation and amortization. Adjusted EBITDA (EBITDA excluding discontinued operations and change of control expense) was $13.7 million, or 19.2% of net revenue, for the fourth quarter of 2007 compared to $13.7 million, or 16.5% of net revenue, for the same period of 2006. For the twelve months of 2007, adjusted EBITDA was $52.7 million, or 18.0% of net revenue, compared to $48.2 million, or 15.0% of net revenue, for the twelve months of 2006. The improvement in adjusted EBITDA in the current year was primarily the result of improved operating efficiencies.
Net loss for the fourth quarter of 2007 was $(0.3) million, or $(0.02) per diluted share, compared to a net income of $1.4 million, or $0.08 per diluted share, for the fourth quarter of 2006. Net loss for 2007 was $(5.5) million, or $(0.31) per diluted share, compared to a net loss of $(2.6) million, or $(0.15) per diluted share, for the same period of 2006. The comparison of net loss for 2007 to net income for 2006 was negatively affected by expenses associated with a change of control in 2007 and positively affected by the recognition of discontinued operations which included a gain on the sale of assets in 2007. Also affecting the comparison of net loss in the current year to the prior year was the recording of non-cash income tax expense of $3.5 million in 2007 related to a deferred tax liability associated with indefinite-lived intangible assets. Net income in 2007, excluding the above items, improved compared to the prior year primarily as a result of the change in focus to more profitable revenue and the operating efficiencies mentioned above.
As previously announced, the Company’s 2008 Annual Meeting of Stockholders is scheduled to be held on June 4, 2008. The Company’s proxy statement and information indicating time and place of Annual Meeting will be sent to the Company’s stockholders of record at a later date.
American HomePatient, Inc. is one of the nation’s largest home health care providers with operations in 33 states. Its product and service offerings include respiratory services, infusion therapy, parenteral and enteral nutrition, and medical equipment for patients in their home. American HomePatient, Inc.’s common stock is currently traded in the over-the-counter market or, on application by broker-dealers, in the NASD’s Electronic Bulletin Board under the symbol AHOM or AHOM.OB.
American HomePatient, Inc. prepares its financial statements in accordance with U.S. generally accepted accounting principles (GAAP). American HomePatient, Inc. also provides information related to non-GAAP financial measurements such as EBITDA and adjusted EBITDA, and from time to time, other non-GAAP financial measurements that adjust for certain items outside of the ordinary course of its business. To enable interested parties to reconcile non-GAAP measures to the Company’s GAAP financial statements, the Company clearly defines EBITDA and adjusted EBITDA and quantifies all other adjustments to GAAP measurements (see Schedule B). The Company provides EBITDA information, a widely used non-GAAP financial measurement, as a performance measure to assist in analyzing the Company’s operations and in comparing the Company to its competitors. The Company provides other non-GAAP financial measurements that adjust for certain items outside of the ordinary course of business in order to assist in comparing the Company’s current operating performance to its historical performance. These adjustments typically reflect non-recurring items but sometimes reflect items, such as dispositions of assets and restructuring charges that are not technically non-recurring but are outside of the ordinary course of operations. Investors should note that such measures may not be comparable to similarly titled measures used by other companies, and investors are encouraged to use this information only in connection with the information contained in the Company’s GAAP financial statements.
Certain statements made in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which the Company is unable to predict or control, that may cause the Company’s actual results or performance to materially differ from any future results or performance expressed or implied by such forward-looking statements. These statements involve risks and uncertainties, including, without limitation, risks and uncertainties regarding current and future reimbursement rates, as well as reimbursement reductions and the Company’s ability to mitigate the impact of the reductions. These risks and uncertainties are in addition to risks, uncertainties, and other factors detailed from time to time in the Company’s filings with the Securities and Exchange Commission. The Company cautions investors that any forward-looking statements made by the Company are not necessarily indicative of future performance. The Company is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet services.

Schedule A
American HomePatient, Inc.
Summary Financial Data
(In thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
	(unaudited)		(unaudited)
Revenues, net	$71,469	$83,095	$293,027	$321,768
Cost of sales and related services	15,529	22,926	70,601	84,322
Cost of rentals and other revenues, including rental equipment depreciation	10,040	10,794	41,412	45,106
Operating expenses	35,681	36,583	140,028	150,559
Bad debt expense	1,250	2,706	8,164	10,771
General and administrative expenses	5,218	5,012	19,194	18,052
Depreciation, excluding rental equipment, and amortization	986	829	3,361	3,598
Interest expense, net	3,755	4,174	15,828	17,162
Other (income) expense, net	(721)	142	(2,249)	(335)
Change of control expense	60	—	5,637	—
Earnings from unconsolidated joint ventures	(1,540)	(1,562)	(5,754)	(5,373)

Income (loss) from continuing operations before reorganization items and income taxes	1,211	1,491	(3,195)	(2,094)

Reorganization items	—	7	—	291

Income (loss) from continuing operations before income taxes	1,211	1,484	(3,195)	(2,385)

Provision for income taxes	1,196	87	4,097	348

Net income (loss) from continuing operations	15	1,397	(7,292)	(2,733)

Discontinued operations:
(Loss) income from discontinued operations, including gain on disposal	(360)	(15)	1,770	146

Net income (loss)	$(345)	$1,382	$(5,522)	$(2,587)

Basic income (loss) per common share — Continuing operations	$—	$0.08	$(0.41)	$(0.16)
Basic income (loss) per common share — Discontinued operations	(0.02)	—	0.10	0.01

Basic income (loss) per common share	$(0.02)	$0.08	$(0.31)	$(0.15)

Diluted income (loss) per common share — Continuing operations	$—	$0.08	$(0.41)	$(0.16)
Diluted income (loss) per common share — Discontinued operations	(0.02)	—	0.10	0.01

Diluted income (loss) per common share	$(0.02)	$0.08	$(0.31)	$(0.15)

	December 31,	December 31,
	2007	2006

	(unaudited)
Cash and cash equivalents	$11,018	$6,786
Restricted cash	250	650
Net patient receivables	44,549	53,711
Other receivables	593	603

Total receivables	45,142	54,314
Net inventories	11,616	12,288
Other current assets	13,099	4,430

Total current assets	81,125	78,468

Property and equipment, net	40,731	51,411
Goodwill	122,093	121,834
Other assets	26,179	24,958

Total Assets	$270,128	$276,671

Accounts payable	$16,558	$19,345
Current portion of long-term debt and capital leases	8,221	1,063
Other current liabilities	31,500	26,720

Total current liabilities	56,279	47,128

Long-term debt and capital leases, less current portion	236,189	250,194
Deferred tax liability	3,474	—
Other noncurrent liabilities	51	47

Total liabilities	295,993	297,369

Minority interest	550	618

Total shareholders’ deficit	(26,415)	(21,316)

Total Liabilities and Shareholders’ Deficit	$270,128	$276,671

Schedule B
American HomePatient, Inc.
 Reconciliation of Non-GAAP Financial Measurements to GAAP Financial Statements
(In thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
	(unaudited)		(unaudited)
Net income (loss)	$(345)	$1,382	$(5,522)	$(2,587)
Add:
Provision for income taxes	1,196	87	4,097	348
Interest expense, net	3,755	4,174	15,828	17,162
Rental equipment depreciation	7,718	7,222	31,055	29,851
Other depreciation and amortization	986	829	3,361	3,598

Earnings before interest, taxes, depreciation, and amortization (EBITDA)	$13,310	$13,694	$48,819	$48,372

Change of control expense (Note A)	60	—	5,637	—
Discontinued operations (Note B)	360	15	(1,770)	(146)

Adjusted EBITDA	$13,730	$13,709	$52,686	$48,226

Note A: Change of control expense should be excluded to determine adjusted EBITDA calculation, as the item is non-recurring.
Note B: Discontinued operations should be excluded to determine adjusted EBITDA, as the gain on disposal and related operations are non-recurring.